Exhibit 10.16

“[ * ]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

AMENDMENT NO. 3 TO AMENDED AND RESTATED PROMOTION AGREEMENT

     This Amendment No. 3 (this “Amendment”), entered into as of this 19th day of April, 2005 and effective as of the 1st day of January, 2005 (the “Effective Date”), is made by and among Wyeth, a Delaware corporation (formerly American Home Products Corporation, “Wyeth”), Amgen Inc., a Delaware corporation (“Amgen”), and Immunex Corporation, a Washington corporation and wholly-owned subsidiary of Amgen (“Immunex”) and amends the Amended and Restated Promotion Agreement dated as of December 16, 2001 which became effective on July 15, 2002, as amended by Amendment No. 1 to Collaboration and Global Supply Agreement, Amended and Restated Promotion Agreement, and TNFR License and Development Agreement effective as of July 8, 2003 among Wyeth, Amgen and Immunex and by Amendment No. 2 to Collaboration and Global Supply Agreement and Amended and Restated Promotion Agreement effective as of April 20, 2004 among Wyeth, Amgen and Immunex (as amended, the “Promotion Agreement”).

Recitals

     WHEREAS, Wyeth, Amgen and Immunex entered into the Promotion Agreement pursuant to which the parties set forth certain terms and conditions relating to the promotion of Enbrel in the United States and Canada; and

     WHEREAS, the parties wish to amend certain portions of the Promotion Agreement to agree to share costs for certain full time equivalents employed by Wyeth and Amgen performing medical affairs functions pursuant to the terms and conditions of the Promotion Agreement, all on the terms and conditions set forth in this Amendment.

Agreement

     NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements contained herein, and intending to be legally bound hereby, as of the Effective Date, Immunex, Wyeth and Amgen agree as follows:

Article 1
Promotion Agreement

     1.1     Capitalized Terms and Amendment. All capitalized terms used in this Article 1 but not otherwise defined in this Amendment shall have the meanings assigned to them in the Promotion Agreement. Wyeth, Amgen and Immunex hereby amend the Promotion Agreement as follows in this Article 1.

     1.2     Medical Affairs FTEs. A new Section 1.35a shall be inserted into the Promotion Agreement as follows:

1.35a.     “Medical Affairs FTE” shall mean a total of [ * ] employee hours per year of work relating to (a) medical strategic consultation, scientific strategic consultation, medical review of promotional materials, medical review of publication planning, and medical work on clinical trial design; (b) responses to medical inquiries; and (c) implementation and execution of clinical programs, including, without limitation, managing contract research organizations, collecting and analyzing clinical trial data, collecting safety information, managing investigator relationships, and collating information into manuscripts, abstracts, posters, review articles, or other publications. All such work shall be carried out by employees of a Party having the appropriate expertise to conduct such activities.

     1.3     Responsibilities of the EMC. The following new sentences shall be added to the end of Section 3.2 of the Promotion Agreement: “Beginning in 2005, the EMC shall also agree annually in advance of each Calendar Year on the number of Medical Affairs FTEs whose cost shall be shared as set forth in Section 6.2; provided, however, that the number of Medical Affairs FTEs in any given Calendar Year shall not exceed [ * ]. The EMC shall also determine which of Wyeth and Amgen shall employ the Medical Affairs FTEs and the scope of responsibility for each of the Medical Affairs FTEs. [ * ] Each Party shall have the right to monitor and evaluate on a quarterly basis the performance of each Medical Affairs FTE employed by another Party. No other full time equivalent costs for work performed by any Party in furtherance of marketing and promotional activities in the Territory shall be shared by the Parties. Wyeth and/or Amgen may propose to the EMC that the Agreement be amended to provide for sharing of additional full time equivalent costs, but no such cost sharing shall take effect unless set forth in a written amendment to this Agreement.”

     1.4     Expenses for Medical Affairs FTEs. The heading for Article 6 of the Promotion Agreement shall be stricken and replaced with the following heading: “COMMERCIAL

EXPENSES AND COSTS FOR MEDICAL AFFAIRS FTES.” A new Section 6.2 shall be inserted into the Promotion Agreement as follows:

6.2	Medical Affairs FTEs. Wyeth and Immunex shall share equally all reasonable costs of Medical Affairs FTEs which are approved by the EMC as set forth in Section 3.2 in an amount not to exceed the sum of [ * ] per Medical Affairs FTE. Reconciling payments for Medical Affairs FTEs shall be made within thirty (30) days following the end of each Calendar Quarter at the same time as reconciling payments are made for Commercial Expenses as set forth in Section 6.1(c).

     1.5     Post-Market Launch Commercial Expenses. Due to the addition of a new sentence at the end of Section 3.2 of the Promotion Agreement, the phrase, “the last sentence of Section 3.2” within Section 6.1(c)(2) of the Promotion Agreement shall be replaced with the phrase “ the third sentence of Section 3.2”.

Article 2
Miscellaneous

     2.1     Further Assurances. Each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to comply with and ensure that Amgen, Immunex and Wyeth each receive the full benefit of this Amendment.

     2.2     Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

     2.3     Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     2.4     Effect of Amendment. In the event of any conflict between the terms of this Amendment and the Promotion Agreement, the terms of this Amendment shall control. Except as modified by the terms of this Amendment, the terms and provisions of the Promotion Agreement shall remain in full force and effect.

     2.5     Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by persons duly authorized as of the date first above written.

WYETH
/s/ William M. Haskel
By: William M. Haskel
Title:	Vice President and Associate General Counsel

IMMUNEX CORPORATION
/s/ Laura Hamill
By: Laura Hamill
Title:	Vice President, General Manager Inflammation

AMGEN INC.
/s/ Laura Hamill
By: Laura Hamill
Title:	Vice President, General Manager Inflammation

EXHIBIT 3

FIRST ORDER

(Attached)

EXHIBIT 4

SECOND ORDER

(Attached)